Exhibit 99.1

Eiger BioPharmaceuticals, Inc. Announces 1-for-30 Reverse Stock Split

Palo Alto, Calif., January 4, 2024 /PRNewswire/ — Eiger BioPharmaceuticals, Inc. (Nasdaq:EIGR) (the “Company”), a commercial-stage biopharmaceutical company focused on the development of innovative therapies for rare metabolic diseases, today announced that it will conduct a reverse stock split of its outstanding shares of common stock at a ratio of 1-for-30 (the “Reverse Stock Split”). The Reverse Stock Split will become effective at 11:59 p.m. Eastern Time, on January 5, 2024. The Company’s common stock will begin trading on a post-split basis at the market open on January 8, 2024. The Reverse Stock Split is part of the Company’s plan to regain compliance with the minimum bid price requirement of $1.00 per share required to maintain continued listing on The Nasdaq Global Market, among other benefits.

The Reverse Stock Split was approved by the Company’s stockholders at the Company’s Special Meeting of Stockholders held on December 28, 2023 (the “Special Meeting”) to be effected in the Board’s discretion within approved parameters. Following the Special Meeting, the final ratio was approved by the Company’s Board on December 28, 2023.

The Reverse Stock Split reduces the number of shares of the Company’s outstanding common stock from approximately 44.4 million shares to approximately 1.5 million shares, subject to adjustment due to the payment of cash in lieu of fractional shares. As a result of the Reverse Stock Split, proportionate adjustments will be made to the number of shares of the Company’s common stock underlying the Company’s outstanding equity awards and the number of shares issuable under the Company’s equity incentive plans and other existing agreements, as well as the exercise or conversion price, as applicable. There will be no change to the number of authorized shares or the par value per share.

Information for EIGR Stockholders

As a result of the reverse stock split, every thirty pre-split shares of common stock outstanding will become one share of common stock. The Company’s transfer agent, Equiniti Trust Company, LLC, will serve as the exchange agent for the reverse stock split.

Registered stockholders holding pre-split shares of the Company’s common stock electronically in book-entry form are not required to take any action to receive post-split shares. Those stockholders who hold their shares in brokerage accounts or in “street name” will have their positions automatically adjusted to reflect the reverse stock split, subject to each broker’s particular processes, and will not be required to take any action in connection with the reverse stock split. Stockholders holding shares of the Company’s common stock in certificate form, if any, will receive a transmittal letter from Equiniti with instructions as soon as practicable after the effective date.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares will receive a cash payment in lieu of such fractional shares.

About Eiger

Eiger is a commercial-stage biopharmaceutical company focused on the development of innovative therapies for rare metabolic diseases. Eiger’s lead product candidate, avexitide, is a well characterized, first-in-class GLP-1 antagonist being developed for the treatment of post-bariatric hypoglycemia (PBH) and congenital hyperinsulinism (HI). Avexitide is the only drug in development for PBH with Breakthrough Therapy designation from the FDA.

For additional information about Eiger and its clinical programs, please visit www.eigerbio.com.

Note Regarding Forward-Looking Statements

Certain information contained in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We may in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team that involve risks, potential changes in circumstances, assumptions, and uncertainties, including statements regarding our future stock price, the effect of the reverse stock split on stockholders, our ability to regain compliance with the Nasdaq continued listing requirements, and our financial condition, growth and strategies. Any or all of the forward-looking statements may turn out to be wrong or be affected by assumptions we make that later turn out to be incorrect, or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including risks related to our ability to regain compliance with Nasdaq’s continued listing requirements or otherwise maintain compliance with any other listing requirement of the Nasdaq Global Market, including the Bid Price Requirement, the potential de-listing of our shares from the Nasdaq Global Market due to our failure to comply with the Bid Price Requirement or any other requirement, and the other risks set forth in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this Current Report on Form 8-K. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances unless required by law.

Investors:

Sylvia Wheeler

Wheelhouse Life Science Advisors

swheeler@wheelhouselsa.com

Media:

Aljanae Reynolds

Wheelhouse Life Science Advisors

areynolds@wheelhouselsa.com